HILLS BANCORPORATION
EXHIBIT 11

STATEMENT RE COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
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                                                                                          Year Ended December 31,
                                                                                  --------------------------------------
                                                                                    1997          1996          1995
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

Shares of common stock, beginning ...........................................     1,465,385     1,463,604     1,463,319
                                                                                  =====================================

Shares of common stock, ending ..............................................     1,467,754     1,465,385     1,463,606
                                                                                  =====================================

Computation of weighted average number of basic and diluted shares:
   Common shares outstanding at the beginning of the year ...................     1,465,385     1,463,604     1,463,319
   Weighted average number of net shares issued .............................           529         1,780
                                                                                  -------------------------------------
              Weighted average shares outstanding (basic) ...................     1,465,914     1,465,384     1,463,319
   Weighted average of potential dilutive shares
      attributable to stock options granted, computed under
      the treasury stock method .............................................        18,040        13,968         9,465
                                                                                  -------------------------------------
              Weighted average number of shares (diluted) ...................     1,483,954     1,479,352     1,472,784
                                                                                  =====================================

Net income (In Thousands) ...................................................     $   7,086    $    6,144    $    5,257
                                                                                  =====================================

Earnings per share:
   Basic ....................................................................     $    4.83    $     4.19    $     3.59
                                                                                  =====================================
   Diluted ..................................................................     $    4.78    $     4.15    $     3.57
                                                                                  =====================================

Dividends per common share ..................................................     $    1.05    $     0.95    $     0.87
                                                                                  =====================================
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The above information is retroactively  restated for a three-for-one stock split in 1996.